Exhibit 2

AGREEMENT AND PLAN OF MERGER

dated as of

October 2, 2007

by and between

FIRST DEFIANCE FINANCIAL CORP.

and

PAVILION BANCORP, INC.

Exhibit 2

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Exhibit 2

3.27.	Ownership of First Defiance Shares	18
3.28.	Fairness Opinion	18
3.29.	Real Property Interest	18
3.30.	Internal Controls	18
3.31.	Knowledge	18

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE		18

4.01.	Corporate Status	19
4.02.	Corporate Proceedings	19
4.03.	Capitalization of First Defiance	20
4.04.	Capitalization of First Federal	20
4.05.	Authorized and Effective Agreement	21
4.06.	No Conflict	21
4.07.	SEC Filings	22
4.08.	Financial Statements of First Defiance and First Federal	22
4.09.	Brokers, Finders and Others	22
4.10.	Governmental and Third-Party Proceedings	23
4.11.	Absence of Undisclosed Liabilities	23
4.12.	Absence of Changes	23
4.13.	Legal Proceedings	23
4.14.	Regulatory Matters	24
4.15.	Compliance with Laws and Regulations	24
4.16.	CRA Compliance	24
4.17.	Loans	25
4.18.	Allowance for Loan Losses	25

ARTICLE FIVE -- FURTHER COVENANTS OF PAVILION		25

5.01.	Operation of Business	25
5.02.	Notification	28
5.03.	Acquisition Transactions	29
5.04.	Delivery of Information	29
5.05.	Affiliates Compliance with the Securities Act	29
5.06.	Voting Agreement	30
5.07.	Amendment of Pavilion Stock Options	30
5.08.	Pavilion Meeting	30
5.09.	Tax Matters	30
5.10.	Insurance Coverage	31
5.11.	Supplemental Assurances	31
5.12.	Subsidiaries	31
5.13.	Environmental Inspection of Property	31
5.14.	Employee Benefit Plans	32

ARTICLE SIX -- FURTHER COVENANTS OF FIRST DEFIANCE		33

6.01	Employees; Employee Benefits	33

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Exhibit 2

6.02.	Exchange Listing	34
6.03.	Notification	34
6.04.	Board of Directors	34
6.05.	Advisory Board	34
6.06.	Indemnification	35
6.07.	Delivery of and Access to Information	36
6.08.	Operation of Business	37

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES		37

7.01.	Cooperative Action	37
7.02.	Press Releases	37
7.03.	Proxy/Prospectus; Registration Statement	37
7.04.	Regulatory Applications	39
7.05.	Confidentiality	39
7.06.	Non-Solicitation	39

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES		40

8.01.	Conditions to the Obligations of First Defiance	40
8.02.	Conditions to the Obligations of Pavilion	40
8.03.	Mutual Conditions	41

ARTICLE NINE -- CLOSING		42

9.01.	Closing	42
9.02.	Closing Deliveries Required of First Defiance	42
9.03.	Closing Deliveries Required of Pavilion	43

ARTICLE TEN -- TERMINATION		43

10.01.	Termination	43
10.02.	Effect of Termination	46
10.03.	Termination Fee	46
10.04.	Force Majeure	46

ARTICLE ELEVEN -- MISCELLANEOUS		47

11.01.	Notices	47
11.02.	Counterparts	48
11.03.	Entire Agreement	48
11.04.	Successors and Assigns	48
11.05.	Captions	48
11.06.	Governing Law	48
11.07.	Payment of Fees and Expenses	48
11.08.	Amendment	48
11.09.	Waiver	48

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Exhibit 2

11.10.	No Third-Party Rights	49
11.11.	Severability	49
11.12.	Non-Survival of Representations, Warranties and Covenants	49
11.13.	Materiality	49

Exhibit A:	Form of Voting Agreement

-iv-

Exhibit 2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 2, 2007, is made and entered into by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”) and Pavilion Bancorp, Inc., a Michigan corporation (“Pavilion”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Pavilion and First Defiance have each determined that it is in the best interests of their respective corporations and shareholders for Pavilion to merge with and into First Defiance (the “Corporate Merger”) followed by the merger of Bank of Lenawee (“Lenawee”) with First Federal Bank of the Midwest (“First Federal”) (the “Bank Merger”); and

WHEREAS, the Boards of Directors of Pavilion and First Defiance have each approved this Agreement and the consummation of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, First Defiance, and Pavilion, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
THE MERGER

1.01.        Corporate Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Pavilion shall merge with and into First Defiance in accordance with the Ohio General Corporation Law (the “OGCL”) and the Michigan Business Corporation Act (the “MBCA”).  First Defiance shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of First Defiance and Pavilion to continue its separate corporate existence after the Effective Time.  As used in this Agreement, the term “Surviving Corporation” refers to First Defiance immediately after the Effective Time.  As a result of the Corporate Merger, each of the common shares, without par value, of Pavilion (the “Pavilion Shares”), which is issued and outstanding at the Effective Time shall be converted or cancelled in the manner provided in Article Two.

1.02.        Effective Time. The Effective Time of the Corporate Merger shall be the time on the Closing Date (as defined in Section 9.01) provided in the certificates of merger to be filed with the Ohio Secretary of State and the Michigan Department of Labor and Economic Growth.

1.03.        Governing Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation and code of regulations of First Defiance as in effect

Exhibit 2

immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.

1.04.        Bank Merger. Immediately after the Corporate Merger, First Defiance shall cause the Bank Merger to be completed.

1.05.        Structure of Combination. With the consent of Pavilion, which consent shall not be unreasonably withheld, First Defiance and First Federal may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent First Defiance deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the Per Share Merger Consideration (as defined in Section 2.01; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay or jeopardize the satisfaction of any conditions to the closing of the Corporate Merger; or (iii) adversely affect the tax consequences to the Pavilion shareholders as a result of receiving the Per Share Merger Consideration.  Pavilion shall, if requested by First Defiance, enter into one or more amendments to this Agreement in order to effect any such change.

ARTICLE TWO
CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

2.01.        Conversion of Pavilion Shares. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:

(a)           Subject to Sections 2.02, 2.03, 2.05 and 10.01(h)(2), and except as otherwise provided by paragraphs (c) and (d) of this Section 2.01 and by Sections 2.04 and 5.14(a), each Pavilion Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

(i)           1.4209 (the “Exchange Ratio”) First Defiance Shares (as defined in Section 4.03) (the “Per Share Stock Consideration”), and

(ii)           a cash amount equal to $37.50 (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”).

(b)           No certificates or scrip representing fractional First Defiance Shares shall be issued.  Each holder of Pavilion Shares who would otherwise be entitled to receive a fractional First Defiance Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional First Defiance Share interest to which such holder (after taking into account all Pavilion Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $75.00.

(c)           Any Pavilion Shares held by Pavilion or any Pavilion Subsidiaries and any Pavilion Shares owned directly or indirectly by First Defiance or any subsidiary of First Defiance for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange.  For purposes of this Agreement, “subsidiary” has the meaning

Exhibit 2

ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)           Each option to acquire Pavilion Shares (each a “Pavilion Stock Option”) that is outstanding and unexercised seven calendar days prior to the Effective Time shall be terminated at the Effective Time and each holder thereof shall be entitled to receive, in lieu of each Pavilion Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the positive difference, if any, between $75.00 less the exercise price of such Pavilion Stock Option.

2.02.        Exchange of Pavilion Certificates.

(a)           As soon as practicable after the Effective Time, First Defiance shall cause the exchange agent of First Defiance (the “Exchange Agent”) to mail to each holder of record of Pavilion Shares (i) a form letter of transmittal and instructions for use in surrendering for exchange the certificates evidencing the Pavilion Shares (“Pavilion Certificates”) that will have been cancelled and extinguished as a result of the Corporate Merger.  The letter of transmittal shall specify that the risk of loss and title to the Pavilion Certificates shall pass only upon delivery of such certificates as specified in the letter of transmittal.

(b)           Upon surrender of a Pavilion Certificate for cancellation, together with a properly completed letter of transmittal, the holder of such Pavilion Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole First Defiance Shares and/or the amount of cash into which the aggregate number of Pavilion Shares previously represented by such surrendered Pavilion Certificate shall have been converted pursuant to this Agreement, and the Pavilion Certificate so surrendered shall thereafter be cancelled.  All payments made upon the surrender of Pavilion Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Pavilion Certificates, provided that such payments have been made in accordance with this Agreement.

(c)           If any Pavilion Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Pavilion Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Defiance in its sole discretion, the posting by such person of a bond in such amount as the Exchange Agent may require, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Pavilion Certificate the cash and First Defiance Shares deliverable in respect thereof.

(d)           None of First Defiance, Pavilion, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Pavilion Shares for any payment of the Per Share Merger Consideration, any cash in lieu of a fractional First Defiance Share interest or any dividends or distributions with respect to First Defiance Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(e)           No dividends or other distributions declared after the Effective Time with respect to First Defiance Shares and payable to the holders of record thereof after the Effective

Exhibit 2

Time shall be paid to the holder of any unsurrendered Pavilion Certificate until it is surrendered by the holder thereof.  Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Pavilion Certificate, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable after the Effective Time with respect to the First Defiance Shares issued in exchange for such Pavilion Certificate.

(f)           After the Effective Time, there shall be no further registration or transfer of Pavilion Shares on the stock transfer books of Pavilion.  In the event that, after the Effective Time, Pavilion Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

(g)           First Defiance or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration such amounts as First Defiance or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise).  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Defiance or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Pavilion Certificates.

(h)           First Defiance may from time to time waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.03.        Anti-Dilution Provisions. The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding First Defiance Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in First Defiance’s capitalization.

2.04.        First Defiance Shares. Each First Defiance Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.

Exhibit 2

2.05.       Tax Consequences.

(a)           For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

(b)           Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b)) based upon the closing price of the First Defiance Shares as reported on The Nasdaq Stock Market (“Nasdaq”) on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than 40% of the sum of the Aggregate Cash Consideration (defined below) and the Aggregate Share Consideration, then First Defiance may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration.  For purposes of this Agreement, the term “Aggregate Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Pavilion Shares and (ii) the aggregate cash consideration to be paid in lieu of fractional First Defiance Shares pursuant to Section 2.01(b).

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES
OF PAVILION

Except as set forth on a disclosure schedule prepared by Pavilion (the “Pavilion Disclosure Schedule”), Pavilion represents and warrants to First Defiance that each of the following statements is true and accurate:

3.01.        Corporate Status.

(a)           Pavilion is a Michigan corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), and regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve”).  Pavilion is duly organized, validly existing and in good standing under the laws of the State of Michigan and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required approval of this Agreement by the Pavilion shareholders and the obtaining of appropriate approvals of Governmental Authorities (as defined below) and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.  Pavilion is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion and the Subsidiaries (as defined below) on a consolidated basis.  Pavilion has provided to First Defiance

Exhibit 2

true and complete copies of the articles of incorporation and bylaws of Pavilion, in each case as amended to the date of this Agreement.

(b)           Lenawee is a Michigan bank and is regulated by the Michigan Office of Financial and Insurance Services (“OFIS”), the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”).  Lenawee is duly organized, validly existing and in good standing under the laws of the State of Michigan and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted.  Lenawee is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion and the Subsidiaries on a consolidated basis.  Pavilion has provided to First Defiance and First Federal true and complete copies of the articles of incorporation and bylaws of Lenawee, in each case as amended to the date of this Agreement.

(c)           Each of Pavilion Financial Services, Inc. and Pavilion Mortgage Company (i) is a Michigan corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, (ii) has the full corporate power and authority to own its property and to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, and (iv) is wholly owned by Lenawee.  Pavilion has provided to First Defiance true and complete copies of the articles of incorporation and bylaws of each of Pavilion Financial Services, Inc. and Pavilion Mortgage Company, as amended to the date of this Agreement.

(d)           Lenawee, Pavilion Financial Services, Inc. and Pavilion Mortgage Company (collectively, the “ Subsidiaries”) are the only direct or indirect subsidiaries of Pavilion.

(e)           Except as disclosed in Section 3.01(e) of the Pavilion Disclosure Schedule, none of Pavilion nor any of its Subsidiaries beneficially owns 10% or more of the stock or other ownership interests in any other entity or venture.  Section 3.01(e) of the Pavilion Disclosure Schedule contains a detailed description of the percentage of ownership held, type of entity or venture, state of incorporation, description of business and copy of each of the incorporation or other governing documents of such entity or venture, if any.

3.02.        Capitalization of Pavilion.

(a)           The authorized capital stock of Pavilion consists only of 3,000,000 Pavilion Shares, of which 725,864 are issued and outstanding.  All outstanding Pavilion Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.  All outstanding Pavilion Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.

Exhibit 2

(b)           Except as disclosed in Section 3.02(b) of the Pavilion Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Pavilion is a party or by which it is bound, obligating Pavilion to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Pavilion Shares or obligating Pavilion to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except as disclosed in Section 3.02(b) of the Pavilion Disclosure Schedule, there are no outstanding contractual obligations of Pavilion to repurchase, redeem or otherwise acquire any Pavilion Shares.

(c)           Except as disclosed in Section 3.02(c) of the Pavilion Disclosure Schedule, since June 30, 2007, Pavilion has not (A) issued or permitted to be issued any Pavilion Shares, or securities exercisable for or convertible into Pavilion Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any Pavilion Shares; or (C) declared, set aside, made or paid to the shareholders of Pavilion dividends or other distributions on the outstanding Pavilion Shares.

(d)           No bonds, debentures, notes or other indebtedness of Pavilion having the right to vote on any matters on which Pavilion shareholders may vote are issued or outstanding.

3.03.       Capitalization of Subsidiaries.

(a)           The authorized capital of Lenawee consists solely of 182,174 shares of common stock, $10.00 par value per share.  All of the issued and outstanding shares of Lenawee are held by Pavilion.

(b)           All shares of the Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

(c)           As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary is a party or by which it is bound, obligating a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of a Subsidiary or obligating the Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  As of the date of this Agreement, there are no outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of a Subsidiary.

(d)           No Subsidiary has issued or permitted to be issued any shares of such Subsidiary, or securities exercisable for or convertible into shares of such Subsidiary, other than shares issued to its parent corporation.

(e)           No bonds, debentures, notes or other indebtedness of a Subsidiary having the right to vote on any matters on which the Subsidiary shareholders may vote are issued or outstanding.

Exhibit 2

3.04.       Corporate Proceedings.

(a)           This Agreement (i) has been duly executed and delivered by Pavilion and (ii) has been approved by the board of directors of Pavilion.

(b)           Subject to the approval of this Agreement by the holders of at least a majority of the issued and outstanding Pavilion Shares at a meeting of the Pavilion shareholders (the “Pavilion Meeting”) and to the receipt of all requisite regulatory approvals, Pavilion has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

3.05.        Authorization.  This Agreement has been duly executed and delivered by Pavilion, and assuming the due authorization, execution and delivery by First Defiance, constitutes a valid and binding obligation of Pavilion, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

3.06.        Financial Statements of Pavilion.  The audited consolidated financial statements of Pavilion, consisting of consolidated statements of financial condition as of December 31, 2006, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and the reports thereon of Plante & Moran, PLLC, and the unaudited interim consolidated statements of Pavilion, consisting of a consolidated statement of financial condition as of June 30, 2007 (the “Pavilion Balance Sheet Date”),and the related unaudited consolidated statements of earnings and cash flows, for the six months ended June 30, 2007 of Pavilion, including the related notes thereto (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Pavilion Financial Statements”), copies of which have recently been provided to First Defiance, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the case of unaudited interim financial statements, for normal, recurring year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Pavilion and the Subsidiaries as of the dates and for the periods then ended, as indicated in such Pavilion Financial Statements.

3.07.        SEC Filings. Since January 1, 2002, Pavilion has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), except for any failures to file that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis and would not disqualify Pavilion from meeting the requirements of General Instruction I.A. of Form S-3.  All such filings, at the time of filing, complied in all material respects with SEC rules and regulations.  None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in

Exhibit 2

order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.08.        Absence of Undisclosed Liabilities.  Except as set forth in Section 3.08 of the Pavilion Disclosure Schedule and except as arising hereunder, Pavilion and the Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, that are not reflected in the Pavilion Financial Statements.  All debts, liabilities, guarantees and obligations of Pavilion and the Subsidiaries incurred since the Pavilion Balance Sheet Date, except for those incurred in connection with the transactions contemplated by this Agreement, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

3.09.        Absence of Changes.  Since the Pavilion Balance Sheet Date there has not occurred any event that has had a material adverse effect on the business, operations, or financial condition of Pavilion and the Subsidiaries taken as a whole, and, to the knowledge of Pavilion, no fact or condition exists that Pavilion believes will cause such a material adverse effect in the future.

3.10.        Loans.  Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, the documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) of Pavilion or any of the Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of Pavilion or any of the Subsidiaries in accordance with the terms of such Loan Documentation, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  All loans and extensions of credit that have been made by Pavilion or any of the Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.  Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date.  Except as set forth in Section 3.10 of the Pavilion Disclosure Schedule, neither Pavilion or any of the Subsidiaries is a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Pavilion or Lenawee, or any person, corporation or enterprise controlling, controlled by or under common control with either Pavilion or Lenawee.

3.11.        Allowance for Loan Losses.  Except as set forth in Section 3.11 of the Pavilion Disclosure Schedule, as of August 31, 2007, there is no loan which is reflected as an asset in the Pavilion Financial Statements that (a) is 90 days or more delinquent, (b) has been classified as “substandard,” “doubtful” or “loss,” or (c) has been designated as “special mention.”  Pavilion’s allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to Pavilion and Lenawee.

3.12.        Reports and Records.  Since January 1, 2002, Pavilion and the Subsidiaries have filed all reports and maintained all records required to be filed or maintained

Exhibit 2

by them under the rules and regulations of the OFIS, the Federal Reserve and the FDIC, except where the failure to file such reports or maintain such records individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.  All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein.  None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13.        Taxes.

(a)           Pavilion and the Subsidiaries have timely filed (after consideration of applicable extensions) all returns, amended returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, disability, employer health, estimated, unemployment, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever (including, without limitation, any interest, penalties or additions to tax with respect thereto) and any transferee liability in respect of any such items (individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority.  Such Tax Returns were true, correct and complete in all material respects.  Pavilion and the Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the Pavilion Financial Statements or have arisen in the ordinary course of business since the Pavilion Balance Sheet Date.

(b)           Neither Pavilion nor any Subsidiary has knowledge of, or has received any notice from the Internal Revenue Service (the “IRS”) or any other taxing agency or authority, domestic or foreign, of the assertion against Pavilion or any of the Subsidiaries of any deficiency or claim for additional Taxes.  No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Pavilion or any of the Subsidiaries and, to the knowledge of Pavilion, no such audit or proceeding is threatened.  No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted.  There are no unexpired waivers by Pavilion or any of the Subsidiaries of any statute of limitations with respect to Taxes.  The accruals and reserves for Taxes reflected in the Pavilion Financial Statements are adequate in all material respects for the periods covered.  Pavilion and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected.  There are no liens for Taxes upon the assets of Pavilion or any of the Subsidiaries, other than liens for current Taxes not yet due and payable.  Neither Pavilion nor any of the

Exhibit 2

Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

(c)           Except as set forth in Section 3.13(c) of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(d)           Neither Pavilion nor any of the Subsidiaries (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Pavilion is or was the common parent corporation, or (ii) has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(e)           No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(f)           As of the date hereof, Pavilion has no reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14.       Property and Title.

(a)           Section 3.14(a) of the Pavilion Disclosure Schedule identifies all real property, and any leasehold interest in real property, owned or held by Pavilion or any of the Subsidiaries (collectively, the “Pavilion Real Properties”).  Copies of all leases of Pavilion Real Properties have been provided to First Defiance.  Such leasehold interests have not been assigned or subleased.  All Pavilion Real Properties which are owned by Pavilion or any of the Subsidiaries are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.14(a) of the Pavilion Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) liens for current Taxes not yet due and payable.

(b)           Pavilion and the Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Pavilion Financial Statements as being owned by Pavilion or the Subsidiaries, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those assets disposed of in the ordinary course of business consistent with past practices.

(c)           The assets of Pavilion on a consolidated basis are adequate to continue to conduct the businesses of Pavilion and the Subsidiaries as such businesses are presently being conducted.

Exhibit 2

3.15.        Legal Proceedings.  Except as set forth in Section 3.15 of the Pavilion Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Pavilion, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by Pavilion or any of the Subsidiaries.

3.16.        Compliance with Laws and Regulations.

(a)           None of Pavilion, any of the Subsidiaries nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities (including, without limitation, the OFIS, Federal Reserve, the FDIC, and the SEC) or the supervision or regulation of Pavilion or any of the Subsidiaries (collectively, the “Regulatory Authorities”).  Neither Pavilion nor any of the Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(b)           Each of Pavilion and the Subsidiaries has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

(c)           Each of Pavilion and the Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and administrative agency or commission or other federal, state or local government authority or instrumentality (each, a “Governmental Authority”) that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

(d)           The savings accounts and deposits of Lenawee are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Lenawee has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and BHCA.

Exhibit 2

3.17.       No Conflict.  Subject to the required approval of this Agreement by the shareholders of Pavilion, receipt of the required approvals of Governmental Authorities and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Pavilion does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Pavilion or the Subsidiaries or any of their respective properties; (ii) the articles of incorporation or bylaws of Pavilion, or the charter, bylaws or other governing instruments of any of the Subsidiaries; (iii) any material agreement, indenture or instrument to which Pavilion or any of the Subsidiaries is a party or by which any of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Pavilion or any of the Subsidiaries; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Pavilion or any of the Subsidiaries.

3.18.        Brokers, Finders and Others.  Except for (i) fees and expenses that are payable to Donnelly Penman & Partners (“Pavilion’s Financial Advisor”) pursuant to the engagement letter included in Section 3.18 of the Pavilion Disclosure Schedule, (ii) the ordinary and customary legal and accounting fees and (iii) fees paid to third parties for conducting diligence and similar services in connection with the transactions described in this Agreement, which do not exceed $25,000 in the aggregate, there are no fees or commissions of any sort whatsoever claimed by, or payable by Pavilion or any of the Subsidiaries to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

3.19.        Employment Agreements.  Except as set forth in Section 3.19 of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries is a party to any employment, change in control, severance or consulting agreement.  Neither Pavilion Mortgage Company nor Pavilion Financial Services, Inc. has ever had any employees who were entitled to receive compensation for services.  Neither Pavilion nor Lenawee is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization.  Each of Pavilion and Lenawee is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.  Neither Pavilion nor Lenawee has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

Exhibit 2

3.20.       Employee Benefit Plans.

(a)           Section 3.20(a) of the Pavilion Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) Pavilion or Lenawee and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Pavilion or any of the Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”).  Neither Pavilion nor any of the Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.

(b)           Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan (whether an individually designed or prototype plan) that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS.  Neither Pavilion nor Lenawee has received notice from the IRS, and Pavilion does not have knowledge of any circumstances likely to result in the revocation by the IRS, of the plan’s favorable determination letter.  There is no material pending or, to the knowledge of Pavilion, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder.  Neither Pavilion nor any of the Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Pavilion or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)           None of Pavilion or any of the Subsidiaries, or any entity which is considered one employer with Pavilion or Lenawee under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), (i) has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code; or (ii) has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980.  There is no pending

Exhibit 2

investigation or enforcement action by the PBGC, the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(d)           All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which Pavilion or any of the Subsidiaries is a party have been timely made or have been reflected on the Pavilion Financial Statements.

(e)           Except as set forth in Section 3.20(e) of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(f)           Pavilion and any of the Subsidiaries do not maintain any foreign Compensation and Benefit Plans.

(g)           With respect to each Compensation and Benefit Plan, if applicable, Pavilion or Lenawee has provided to First Defiance, true and complete copies of:  (i) Compensation and Benefit Plan documents and all subsequent amendments thereto; (ii) trust instruments and insurance contracts and all subsequent amendments thereto; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions and all subsequent summaries of material modifications; (v)  the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code § 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve months ending immediately before the date hereof.

(h)           Except as disclosed in Section 3.20(h) of the Pavilion Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) except as provided in Section 6.01(d) of this Agreement, entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

3.21.        Insurance.  Section 3.21 of the Pavilion Disclosure Schedule lists (a) all of the insurance policies, binders or bonds maintained by Pavilion or the Subsidiaries and (b) describes all claims filed by Pavilion or the Subsidiaries pursuant to any such policy since January 1, 2004.  All such insurance policies are in full force and effect, neither Pavilion nor any of the Subsidiaries is in material default thereunder and all claims thereunder have been filed properly and timely.

3.22.        Governmental and Third-Party Consents and Proceedings.  Except as set forth in Sections 5.08, 7.03 and 7.04 of this Agreement and Section 3.22 of the Pavilion

Exhibit 2

Disclosure Schedule, no consent, approval, authorization of, notice to, or registration with, any court, Governmental Authority, Regulatory Authority, borrower or any other third party is required to be made or obtained by Pavilion or any of the Subsidiaries in connection with the execution, delivery or performance by Pavilion of this Agreement or the consummation by Pavilion of the transactions contemplated hereby.

3.23.        Contracts.  Section 3.23 of the Pavilion Disclosure Schedule describes all contracts, whether written or oral, in existence as of the date of this Agreement and quantifies all termination or cancellation fees and penalties due thereunder (other than those contracts which (a) may be terminated without penalty and upon no more than 30 days’ prior notice or (b) involve the payment by or to Pavilion or any of the Subsidiaries of less than $10,000 per year and have a term of less than one year) in connection with the purchase of property or goods or the performance of services.  True, complete and correct copies of all such contracts have been delivered to First Defiance.  Neither Pavilion nor any of the Subsidiaries, nor, to the knowledge of Pavilion, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

3.24.        Environmental Matters.

(a)           Except as set forth in Section 3.24 of the Pavilion Disclosure Schedule, neither the conduct nor operation of Pavilion or the Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or to Pavilion’s knowledge on which any of them holds a lien, violates or violated Environmental Laws (as defined below) and to Pavilion’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.

(b)           To Pavilion’s knowledge: (i) neither Pavilion nor any of the Subsidiaries has received any notice from any person or entity that Pavilion or any of the Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxics wastes, substances or materials at, on, beneath, or originating from any such property (ii) none of the Pavilion Real Properties or improvements thereon or any of the real properties in respect of which Pavilion or any of the Subsidiaries has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Real Estate Collateral”) or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (iii) none of the business operations of Pavilion or the Subsidiaries have contaminated lands, waters or other property of others with Hazardous

Exhibit 2

Substances, except routine, office-generated solid waste, or (iv) none of the Pavilion Real Properties or improvements thereon, or the Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

For purposes of this Agreement, (a) “Environmental Law” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts, and (b) ”Hazardous Substances” means, at any time:  (i) any “hazardous substance” as defined in §101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

3.25.       Pavilion Information.  True and complete copies of all documents listed in the Pavilion Disclosure Schedule have been made available or provided to First Defiance.  The books of account, stock record books and other financial and corporate records of Pavilion and the Subsidiaries, all of which have been made available to First Defiance, are complete and correct in all material respects.  Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.25 do not apply to any records (including portions of various meetings) that relate specifically to the consideration of the sale or merger of Pavilion.

3.26.       CRA Compliance.  Neither Pavilion nor Lenawee has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Lenawee received a CRA rating of “satisfactory” or better on each of its last three examinations.  Pavilion does not know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Lenawee to receive any notice of non-compliance with such provisions or cause the CRA rating of Lenawee to fall below satisfactory.

3.27.       Ownership of First Defiance Shares.  As of the date hereof, neither Pavilion nor any of the Subsidiaries nor, to the knowledge of Pavilion, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, more than 1,500 First Defiance Shares in the aggregate or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any First Defiance Shares.

3.28.       Fairness Opinion.  The Board of Directors of Pavilion has received the opinion of Pavilion’s Financial Advisor dated the date of this Agreement to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the

Exhibit 2

consideration to be received by the Pavilion shareholders in connection with the Corporate Merger pursuant to this Agreement is fair, from a financial point of view, to the Pavilion shareholders.

3.29.       Real Property Interest.  Pavilion Shares are not U.S. real property interests within the meaning of Section 897(c) of the Code.

3.30.       Internal Controls.  The Chief Executive Officer and Chief Financial Officer of Pavilion have evaluated the effectiveness of Pavilion’s disclosure controls and procedures and internal controls over financial reporting as of the end of the periods covered by the Pavilion Financial Statements.  Based on such evaluations, Pavilion has disclosed to First Defiance: (i) all significant deficiencies and material weaknesses in the design or operation of the disclosure controls and procedures and internal controls over financial reporting which are reasonably likely to adversely affect Pavilion’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pavilion’s internal control over financial reporting.  Pavilion has provided to First Defiance access to all documentation related to Pavilion’s internal control over financial reporting.

3.31.       Knowledge.  When “knowledge” is used in this Agreement with respect to Pavilion, it means the actual knowledge after reasonable investigation by any executive officer of Pavilion or any of its Subsidiaries.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

First Defiance hereby represents and warrants to Pavilion that each of the following statements is true and accurate:

4.01.       Corporate Status.

(a)           First Defiance is an Ohio corporation and a unitary savings and loan holding company registered under the Home Owner’s Loan Act, as amended (“HOLA”), and regulated by the Office of Thrift Supervision (“OTS”).  First Defiance is in the process of converting to a bank holding company, which conversion is expected to be completed in connection with the Corporate Merger.  First Defiance is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on First

Exhibit 2

Defiance.  First Defiance has provided to Pavilion true and complete copies of its articles of incorporation and code of regulations, in each case as amended to the date of this Agreement.

(b)           First Federal is a federal savings bank and is regulated by the OTS and the FDIC.  First Federal intends to convert to a national bank charter in connection with the Bank Merger.  First Federal is duly organized, validly existing and in good standing under the laws of the United States of America and has the full corporate power and authority to own its property and to carry on its business as presently conducted.  First Federal is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on First Federal.  First Defiance has provided to Pavilion true and complete copies of First Federal’s charter and bylaws, in each case as amended to the date of this Agreement.

(c)           First Federal Bank of the Midwest, First Defiance Loan Servicing Company, First Defiance Service Company, and First Insurance & Investments, Inc. are the only direct or indirect subsidiaries of First Defiance.

4.02.       Corporate Proceedings.  All corporate proceedings of First Defiance necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken.  This Agreement (i) has been duly executed and delivered by First Defiance and (ii) has been approved by the Board of Directors of First Defiance.  This Agreement and the transactions contemplated by this Agreement do not require the approval or adoption of the holders of First Defiance Shares.

4.03.       Capitalization of First Defiance.

(a)           The authorized capital stock of First Defiance consists only of (i) 25,000,000 common shares, $0.01 par value per share (the “First Defiance Shares”) of which 7,095,240 shares are outstanding, and 4,607,395 shares are held in treasury, and (ii) 5,000,000 preferred shares, $0.01 par value per share, none of which are outstanding.  The outstanding First Defiance Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.  All First Defiance Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.  As of the date of this Agreement, 423,632 First Defiance Shares are reserved for issuance upon the exercise of outstanding stock options (the “First Defiance Stock Options”) granted under First Defiance’s stock option plans (the “First Defiance Stock Option Plans”) and 223,000 First Defiance Shares are available for future grants of stock options under the First Defiance Stock Option Plans.  As of the date of this Agreement, except for the First Defiance Stock Options, and the shares issuable to Pavilion’s shareholders pursuant to this Agreement, First Defiance has no other commitment or obligation to issue, deliver or sell any First Defiance Shares.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of First Defiance, and no securities or other instruments or obligations of First Defiance, the value of which is in any way based upon or derived from any capital or voting stock of First Defiance, having the right to vote (or convertible into, or exchangeable for,

Exhibit 2

securities having the right to vote) on any matters on which shareholders of First Defiance may vote.  Except as set forth above, as of the date of this Agreement, there are no contracts of any kind to which First Defiance is a party or by which First Defiance is bound obligating First Defiance to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, First Defiance or obligating First Defiance to issue, grant, extend or enter into any such security, option, warrant, call, right or contract other than pursuant to First Defiance Stock Option Plans.  As of the date of this Agreement, there are no outstanding material contractual obligations of First Defiance to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, First Defiance.

(b)           The First Defiance Shares to be issued in exchange for Pavilion Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable United States federal and state securities laws.  The authorized capital stock of First Defiance is sufficient to issue the Per Share Stock Consideration in the Corporate Merger.

4.04.       Capitalization of First Federal.

(a)           The authorized capital of First Federal consists solely of (i) 5,000,000 shares of preferred stock, without par value, none of which is issued or outstanding, and (ii) 20,000,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding as of the date of this Agreement.

(b)           All shares of First Federal have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

(c)           As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which First Federal is a party or by which it is bound, obligating First Federal to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of First Federal or obligating First Federal to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  As of the date of this Agreement, there are no outstanding contractual obligations of First Federal to repurchase, redeem or otherwise acquire any shares of First Federal.

(d)           No bonds, debentures, notes or other indebtedness of First Federal having the right to vote on any matters on which First Federal shareholders may vote are issued or outstanding.

4.05.       Authorized and Effective Agreement. This Agreement has been duly executed and delivered by First Defiance, and assuming the due authorization, execution and delivery by Pavilion, constitutes the legal, valid and binding obligation of First Defiance,

Exhibit 2

enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.  First Defiance has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

4.06.                      No Conflict. Subject to the receipt of the required approvals of Governmental Authorities and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by First Defiance does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to First Defiance or any of its properties; (ii) the articles of incorporation or code of regulations of First Defiance or the charter or bylaws of First Federal; (iii) any material agreement, indenture or instrument to which First Defiance or First Federal is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to First Defiance or First Federal other than, in the case of clauses (i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of First Defiance or First Federal, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by First Defiance or First Federal other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis.

4.07.                      SEC Filings. Since January 1, 2002, First Defiance has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act.  All such filings, at the time of filing, complied in all material respects as to form.  None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.08.                      Financial Statements of First Defiance and First Federal. First Defiance has furnished to Pavilion (a) the audited consolidated financial statements of First Defiance consisting of consolidated balance sheets as of December 31, 2006, 2005 and 2004, and

Exhibit 2

the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2006, including accompanying notes and the report thereon of Crowe Chizek and Company LLC, and (b) the unaudited interim consolidated statements of First Defiance, consisting of consolidated statements of financial condition as of June 30, 2007 (the “First Defiance Balance Sheet Date”), the related unaudited consolidated statements of earnings, shareholders’ equity, and cash flows including the related notes thereto for the three months ended June 30, 2007, of First Defiance (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “First Defiance Financial Statements”).  The First Defiance Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of First Defiance at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

4.09.       Brokers, Finders and Others. Except for fees and expenses payable to Keefe, Bruyette and Woods, Inc., and customary legal and accounting fees, there are no fees or commissions of any sort whatsoever claimed by, or payable by First Defiance to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, and customary legal and accounting fees.  First Defiance’s obligation to complete the Corporate Merger is not contingent upon the receipt of a fairness opinion or other report of or from Keefe, Bruyette and Woods, Inc.

4.10.       Governmental and Third-Party Proceedings. Except as set forth in Sections 7.03 and 7.04 of this Agreement, no consent, approval, authorization of, notice to, or registration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by First Defiance or First Federal in connection with the execution, delivery or performance by First Defiance of this Agreement or the consummation by First Defiance of the transactions contemplated hereby, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis.

4.11.       Absence of Undisclosed Liabilities. Except as set forth in publicly available documents filed by First Defiance with the SEC prior to the date of this Agreement (the “First Defiance Filed SEC Documents”) and in the First Defiance Financial Statements, and except as arising hereunder, First Defiance has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date of this Agreement, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance, on a consolidated basis.  Except as set forth in the First Defiance Filed SEC Documents, all debts, liabilities, guarantees and obligations of First Defiance and First Federal incurred since June 30, 2007, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.  Neither First Defiance nor First Federal is in default or breach of any material agreement to which First Defiance or First Federal is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis.  To the knowledge of First Defiance, no other party to any material agreement to which First Defiance or First Federal is a party is in default or

Exhibit 2

breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis.

4.12.       Absence of Changes. Except (a) as set forth in the First Defiance Filed SEC Documents, (b) as otherwise publicly disclosed in press releases issued by First Defiance, or (c) in the ordinary course of business consistent with past practice, since December 31, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of First Defiance on a consolidated basis, and, to the knowledge of First Defiance, no fact or condition exists that First Defiance believes will cause such a material adverse change in the future.

4.13.       Legal Proceedings. Except as set forth in the First Defiance Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of First Defiance, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against First Defiance or First Federal which, if adversely determined against First Defiance or First Federal, would have a material adverse effect on First Defiance on a consolidated basis; or (b) against or by First Defiance or First Federal which, if adversely determined against First Defiance or First Federal, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

4.14.       Regulatory Matters. None of First Defiance, First Federal or the respective properties of First Defiance and First Federal is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities.  Neither First Defiance nor First Federal has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

4.15.        Compliance with Laws and Regulations.

(a)           Each of First Defiance and First Federal has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on First Defiance or First Federal.

(b)           Each of First Defiance and First Federal has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations

Exhibit 2

with, each Regulatory Authority and Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on First Defiance or First Federal; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

(c)           The savings accounts and deposits of First Federal are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and First Federal has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.

4.16.       CRA Compliance.  Neither First Defiance nor First Federal has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and First Federal received a CRA rating of “satisfactory” or better on each of its last three examinations.  Neither First Defiance nor First Federal knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause First Defiance or First Federal to receive any notice of non-compliance with such provisions or cause the CRA rating of First Defiance or First Federal to fall below satisfactory.

4.17.       Loans.  Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis, the Loan Documentation governing or relating to the Loan Assets of First Defiance or First Federal is legally sufficient for the purposes intended thereby and creates enforceable rights of First Defiance or First Federal in accordance with the terms of such Loan Documentation, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  All loans and extensions of credit that have been made by First Defiance or First Federal comply in all material respects with applicable regulatory limitations and procedures.  Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date.

4.18.       Allowance for Loan Losses.  First Defiance's allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to First Defiance and First Federal.

Exhibit 2

ARTICLE FIVE
FURTHER COVENANTS OF PAVILION

5.01.       Operation of Business. Pavilion covenants to First Defiance that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that First Defiance shall otherwise consent in writing:

(a)           Pavilion will conduct, and will cause the Subsidiaries to conduct, their respective businesses only in the ordinary and usual course consistent with past practice, and neither Pavilion nor the Subsidiaries shall take any action that would be inconsistent with any representation, warranty or covenant of Pavilion set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

(b)           Notwithstanding the foregoing, neither Pavilion nor the Subsidiaries will:

(i)           sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Pavilion or the Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to Pavilion on a consolidated basis, except for loans sold in the ordinary course of business consistent with past practices;

(ii)           make any capital expenditures which individually exceed $10,000 or in the aggregate exceed $50,000;

(iii)           become bound by, enter into, or perform any contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on Pavilion on a consolidated basis, (B) impair in any material respect the ability of Pavilion or any of the Subsidiaries to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv)           declare, pay or set aside for payment any dividends or make any distributions on Pavilion shares other than regular quarterly dividends to be paid in a manner consistent with its historical dividend payment practices;

(v)           purchase, redeem, retire or otherwise acquire any Pavilion Shares, except for the redemption of Pavilion Shares held in the Pavilion 401(k) Plan in accordance with the plan’s terms and applicable law;

(vi)           issue any Pavilion Shares, except (A) upon the valid exercise of any outstanding Pavilion Stock Option, (B) pursuant to the Pavilion Bancorp, Inc. Employee Stock Purchase Plan, (C) in the form of matching contributions made to the Pavilion 401(k) Plan consistent with past practices, or (D) pursuant to the Pavilion Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, or grant any option or right to acquire any of its capital shares;

Exhibit 2

(vii)          amend or propose to amend any of the governing documents of Pavilion or any the Subsidiaries;

(viii)         reorganize or acquire all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

(ix)           enter  into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of Pavilion or Lenawee, or take any action (other than execution and performance of this Agreement) to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Pavilion or Lenawee may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in Section 3.20 of the Pavilion Disclosure Schedule, or regular annual renewals of insurance contracts;

(x)           announce or pay any general wage or salary increase or bonus except for normal increases not exceeding 3.5% in the aggregate for Employees made in the ordinary course of business, consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of Pavilion or Lenawee, except for changes that are required by applicable law, provided that this subsection shall not limit or prevent Pavilion or any Subsidiary from paying out year-end bonuses in accordance with the cash bonus plans set forth in Section 3.20 of the Pavilion Disclosure Schedule;

(xi)           except in the ordinary course of business and consistent with past practices, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

(xii)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xiii)          make or change any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

(xiv)         originate or issue a commitment to originate any loan or note in a principal amount of $250,000 or more or on an aggregate basis to one borrower of $500,000 or more, except for loans originated for sale in compliance with Fannie Mae, Freddie Mac, or Federal Home Loan Bank of Indianapolis guidelines, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $250,000 or more;

Exhibit 2

(xv)           establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

(xvi)          enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and U.S. agency obligations;

(xvii)         increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Lenawee’s market;

(xviii)        foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates an absence of a “recognized environmental condition;” provided, however, that Lenawee shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

(xix)          purchase or otherwise acquire any interest in a loan held by a third party;

(xx)           open any new branches or loan production offices or close any branches or loan production offices in existence on the date of this Agreement;

(xxi)          increase the number of directors currently serving as of the date of this Agreement on Pavilion or Lenawee’s Board of Directors;

(xxii)         become bound by or enter into any contract related to the provision of advisory or consulting services to Pavilion or any Subsidiary, except (A) in connection with the transactions contemplated by this Agreement and (B) for customary legal and accounting engagements; or

(xxiii)        enter into any agreement to do any of the foregoing.

(c)           Pavilion and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(d)           Pavilion and each of the Subsidiaries shall perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.

(e)           Pavilion and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

Exhibit 2

(f)           Pavilion and the Subsidiaries shall afford to First Defiance and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Pavilion and the Subsidiaries shall make available to First Defiance upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as First Defiance may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that First Defiance shall not unreasonably interfere with the business operations of Pavilion or Lenawee and Pavilion may, in its discretion, limit the access of First Defiance to the employees, consultants or advisors of Pavilion whose work product Pavilion reasonably wishes to keep confidential.

5.02.        Notification.  Between the date of this Agreement and the Closing Date, Pavilion promptly shall notify First Defiance in writing if Pavilion obtains knowledge of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Pavilion set forth in this Agreement, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Pavilion Disclosure Schedule, Pavilion will promptly deliver to First Defiance a supplement to the Pavilion Disclosure Schedule specifying such change (“Updated Pavilion Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Pavilion Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by First Defiance.  During the same period, Pavilion will promptly notify First Defiance of (i) the occurrence of any breach of any of the covenants of Pavilion contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Pavilion, to result in a material adverse effect with respect to Pavilion on a consolidated basis.

5.03.        Acquisition Transactions. Pavilion and the Subsidiaries shall (a) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Pavilion or Lenawee (collectively, “Acquisition Transactions”), (b) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing in connection with an Acquisition Transaction, and (c) give First Defiance prompt notice of any such inquiries, offers or proposals.  The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by Pavilion or Lenawee or any of their respective officers, directors, agents or affiliates

Exhibit 2

if, and to the extent that, the Board of Directors of Pavilion (as constituted as of the date of this Agreement, except for any director resignations after the date of this Agreement which would not require disclosure pursuant to Item 5.02(a) of Form 8-K) reasonably determines in good faith after consultation with Pavilion’s Financial Advisor and upon written advice of counsel to Pavilion that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of Pavilion; provided, however, that Pavilion shall give First Defiance prompt notice of any such proposal of an Acquisition Transaction and keep First Defiance promptly informed regarding the substance thereof and the response of the Board of Directors of Pavilion thereto.

5.04.        Delivery of Information. Pavilion and Lenawee shall furnish to First Defiance promptly after such documents are available:  (a) all reports, proxy statements or other communications by Pavilion to its shareholders, (b) all press releases relating to any transactions and (c) all filings made with the SEC.

5.05.        Affiliates Compliance with the Securities Act. No later than the 15th day prior to the mailing of the Proxy/Prospectus (as defined in Section 7.03 below), Pavilion shall deliver to First Defiance a schedule of all persons whom Pavilion reasonably believes are, or are likely to be, as of the date of the Pavilion Meeting, deemed to be “affiliates” of Pavilion as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”).  Thereafter and until the Effective Time, Pavilion shall identify to First Defiance each additional person whom Pavilion reasonably believes to have thereafter become a Rule 145 Affiliate.

5.06.        Voting Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to First Defiance’s willingness to enter into this Agreement, each of the directors and executive officers of Pavilion and Lenawee shall enter into a Voting Agreement in the form attached hereto as Exhibit A.  If any person shall become a director or executive officer of Pavilion or Lenawee after the date of this Agreement and until the Effective Time, Pavilion and Lenawee shall cause each such person to execute a Voting Agreement.

5.07         Amendment of Pavilion Stock Options.  Pavilion shall use its best efforts to require each holder of a Pavilion Stock Option to enter into an agreement not to exercise his rights under such Pavilion Stock Option within seven calendar days prior to the Effective Time and to accept the consideration set forth in Section 2.01(d) of the Agreement in exchange for any Pavilion Stock Options that are unexercised at the Effective Time.

5.08        Pavilion Meeting.  Pavilion shall establish a record date for, duly call, give notice of, convene and, no later than 45 days after the effectiveness of the Registration Statement, hold the Pavilion Meeting unless otherwise agreed to by First Defiance and Pavilion.  The Board of Directors shall recommend to its shareholders that they approve this Agreement, and shall include such recommendation in the Proxy/Prospectus, unless the Board of Directors determines in good faith after consultation with Pavilion’s Financial Advisor and upon written advice of counsel to Pavilion that such a recommendation could reasonably be expected to constitute a breach of the Board of Directors’ fiduciary duties to the shareholders of Pavilion.

Exhibit 2

5.09        Tax Matters.

(a)           Without the prior written consent of First Defiance, neither Pavilion nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Pavilion or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Pavilion or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing.

(b)           Pavilion and its Subsidiaries shall (i) prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Closing Date, and (ii) pay any Tax shown, or required to be shown, on any such Tax Return.

(c)           Except as otherwise set forth herein, each of First Defiance and Pavilion agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Pavilion and its shareholders to characterize the Corporate Merger as a tax-free reorganization under Section 368(a) of the Code, and each of First Defiance and Pavilion agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Corporate Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

5.10        Insurance Coverage.   Pavilion shall cause the policies of insurance listed in the Pavilion Disclosure Schedule (or comparable coverage, in the case of policies that are up for renewal prior to the Effective Time) to remain in effect between the date of this Agreement and the Effective Time.

5.11        Supplemental Assurances.

(a)           On the date the Registration Statement becomes effective and on the Closing Date, Pavilion shall deliver to First Defiance a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Pavilion, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)           On the date the Registration Statement becomes effective and on the Closing Date, First Defiance shall deliver to Pavilion a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Pavilion) does not contain any untrue statement of a material

Exhibit 2

fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.12         Subsidiaries.  If requested by First Defiance, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities and Regulatory Authorities, Pavilion shall cause the proper and lawful dissolution and winding up prior to the Effective Time of Pavilion Financial Services, Inc. and Pavilion Mortgage Company.  Pavilion may delay any such dissolution and winding up until immediately prior to the Effective Time.

5.13         Environmental Inspection of Property.  Pavilion shall engage a third party reasonably acceptable to First Defiance to conduct, at Pavilion’s expense, a Phase I environmental site assessment on each of the Pavilion Real Properties owned by Pavilion or its Subsidiaries and for which Pavilion has not provided to First Defiance a previously completed Phase I that is reasonably acceptable to First Defiance.  Such Phase I assessments shall be conducted within 30 days of the date of this Agreement.  Pavilion shall provide First Defiance with a copy of each Phase I assessment as soon as it becomes available.  In the event that any of the Phase I assessments reveals a “recognized environmental condition,” Pavilion shall conduct, in consultation with First Defiance, such other environmental inspections as may be necessary.  In the event that any remediation or further action is necessary, no such remediation or further action shall take place until after the Effective Time.  If the cost to perform such remediation activities is expected to exceed $750,000 in the aggregate, First Defiance shall have the right to terminate this Agreement.

5.14        Employee Benefit Plans.

(a)           Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities, and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution approving the termination of the Pavilion 401(k) Plan effective as of a date prior to the Closing Date.  Following the adoption of the resolution, Pavilion shall (i) amend the Pavilion 401(k) Plan to provide for distributions in cash only as permitted by Section 411(d)(6)(C) of the Code, (ii) begin the process of requesting from the IRS a determination that the termination of the Pavilion 401(k) Plan is in compliance with Section 401(a) of the Code (the "Determination Letter"), and (iii) prior to the Closing Date, repurchase any Pavilion Shares owned by the Pavilion 401(k) Plan in exchange for cash in the amount of $75.00 per share.  Following the receipt of the Determination Letter, Pavilion shall distribute benefits under the Pavilion 401(k) Plan to plan participants.  First Defiance agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Pavilion 401(k) Plan to the First Defiance 401(k) plan for Continuing Employees.

(b)           Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government a Authorities and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution freezing the accrual of benefits under the Pavilion Defined Benefit Plan as of a date that is not later than the Closing Date and approving the termination of the plan as of a date

Exhibit 2

that is not later than 120 days after the date the resolution is adopted.  Subsequent to the adoption of the resolution, Pavilion shall (i) begin the process of terminating the plan in a "standard termination" with the Pension Benefit Guaranty Corporation, and (ii) request a Determination Letter from the IRS regarding the Pavilion Defined Benefit Plan.  After obtaining such approvals, Pavilion shall begin the process of distributing benefits from the plan to plan participants.  First Defiance agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Pavilion Defined Benefit Plan to the First Defiance 401(k) plan for Continuing Employees.

(c)           If requested by First Defiance, prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities and Regulatory Authorities, Pavilion shall terminate its policy pertaining to “banked” paid time off and shall compensate employees who have accumulated paid time off to the extent payment is required by applicable law or by the policy set forth in Pavilion’s employee manual as of the date of this Agreement.

(d)           Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities, and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution approving the termination of the Pavilion Employee Stock Purchase Plan.

ARTICLE SIX
FURTHER COVENANTS OF FIRST DEFIANCE

6.01        Employees; Employee Benefits.

(a)           First Defiance or First Federal shall provide Continuing Employees (as defined in Section 6.01(b)) with compensation and benefits that are substantially similar to the compensation and benefits provided to similarly situated employees of First Federal (as of the date any such compensation or benefit is provided).  This Agreement shall not be construed to limit the ability of First Defiance to terminate the employment of any employee or review employee benefits programs from time to time and to make such changes as First Defiance deems appropriate.

(b)           All employees of Pavilion or Lenawee as of the date of this Agreement who are actively employed by Pavilion or Lenawee as of the Effective Time shall be at will employees of First Defiance or First Federal (“Continuing Employees”).  Continuing Employees will be eligible to participate in First Defiance’s benefit plans on the earliest date permitted by such plan, with full credit for years of service with Pavilion or any Subsidiary for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions).

(c)           First Defiance shall (i) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Pavilion’s equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to each Continuing Employee and his or her eligible dependents, (ii)  take all necessary

Exhibit 2

and appropriate steps to ensure that each Continuing Employee does not suffer a lapse in health, dental, vision, life or long-term disability plan coverage in connection with the transactions described in this Agreement, (iii) recognize medical or other health expenses incurred by any Continuing Employee in the year that includes the Effective Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, or vision plan of First Defiance or any of its subsidiaries for each Continuing Employee who submits documentation reasonably acceptable to First Defiance that demonstrates such medical or other health expenses were incurred and qualified toward the deductible of the Pavilion health care plans.

(d)           First Defiance shall pay to each employee of Pavilion or any Subsidiary that is not covered by a written employment or severance agreement and either (i) not offered continued employment by First Defiance or First Federal after the Effective Time, or (ii) is a Continuing Employee whose employment is terminated by First Defiance or any of its subsidiaries, without cause, within 30 days following the Effective Time, a severance payment equal to one week of his or her then current base salary multiplied by the number of total completed years of service with Pavilion and/or any Subsidiary; provided, however, that the minimum severance payment shall equal four weeks of his or her base salary and the maximum severance payment shall not exceed 26 weeks of his or her base salary.

(e)           First Defiance expressly assumes and agrees to discharge all obligations of Pavilion and Lenawee pursuant to the Employment Agreements listed on the Pavilion Disclosure Schedule.  This Section 6.01(d) is for the benefit of each person who is a party to any such Employment Agreement and shall be enforceable by each such person.

6.02.        Exchange Listing.  If required, First Defiance shall file a listing application with Nasdaq for the First Defiance Shares to be issued to the former holders of Pavilion Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the First Defiance Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

6.03.        Notification.  Between the date of this Agreement and the Closing Date, First Defiance will promptly notify Pavilion in writing if First Defiance obtains knowledge of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of First Defiance set forth in this Agreement or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, First Defiance will promptly notify Pavilion of (i) the occurrence of any breach of any of the covenants of First Defiance contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to First Defiance, to result in a material adverse effect with respect to First Defiance.

Exhibit 2

6.04        Board of Directors. First Defiance will select one individual from the Board of Directors of Pavilion in existence on the date of this Agreement to serve on the Board of Directors of First Defiance beginning immediately after the Effective Time.  First Defiance shall take all action necessary to cause the director selected and nominated pursuant to this Section 6.04 to be elected or appointed to fill a vacancy on the Board of Directors of First Defiance as of the Effective Time.

6.05.       Advisory Board.  First Defiance agrees to take all action necessary to appoint up to six individuals from the Board of Directors of Pavilion in existence on the date of this Agreement who are not serving on the Board of Directors of First Defiance or First Federal and who are not employees of First Defiance or First Federal, effective as of the Effective Time, to an advisory board.  First Federal shall pay the members of the advisory board a fee of $150.00 per meeting attended.  The advisory board shall meet monthly during the first year following the Corporate Merger and quarterly thereafter, if permitted by Regulatory Authorities.  Each individual who agrees to serve on the advisory board shall be required to execute a non-compete and non-disclosure agreement that extends for the duration of the individual's service on the advisory board.

6.06        Indemnification.

(a)           To the fullest extent permitted by applicable law, from and after the Effective Time, First Defiance shall indemnify, defend, and hold harmless, and provide advancement of expenses to, any individual who is now, or has been at any time prior to the Effective Time, a director or officer of Pavilion or any Subsidiary or who is or was serving at the request of Pavilion or any Subsidiary as a director or officer of another person (each, an "Indemnified Person") against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities, or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (each, a "Claim") based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Pavilion or any Subsidiary or served at the request of Pavilion or any Subsidiary as an officer or director of another person and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at, or after, the Effective Time (including matters, acts, or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement) or taken at the request of or with the consent of First Defiance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Person as provided in the articles of incorporation or bylaws of Pavilion shall survive the Corporate Merger and the Bank Merger and shall continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or code of regulations of First Defiance.

(b)           As a condition to receiving the indemnification described in Section 6.06(a) above, the Indemnified Person shall assign to First Defiance, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Person's applicable insurance

Exhibit 2

coverage, if any, including insurance maintained or provided by First Defiance or Pavilion or any of the Subsidiaries to the extent of such indemnity.  No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to reasonably cooperate in the defense and investigation of such claim as to which indemnification may be made, or (ii) made by such person against First Defiance, its subsidiaries, Pavilion or any of the Subsidiaries arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of First Defiance, its subsidiaries, Pavilion or any of the Subsidiaries, except to the extent specifically set forth in Section 6.06(a) above.

(c)           First Defiance shall cause the persons currently serving or having served as an officer or director of Pavilion or any Subsidiary immediately prior to the Effective Time to be covered for a period of at least five years from and after the Effective Time by the directors' and officers' liability insurance policy or policies maintained by First Defiance (the "Current Coverage") with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such (including matters, acts, or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions described in this Agreement). First Defiance may substitute, for such Current Coverage, (a) coverage under policies maintained by First Defiance that offer comparable or better coverage and amounts, and that contain terms and conditions that are not less advantageous than pursuant to such Current Coverage, and (b) an undertaking by First Defiance to maintain such alternative coverage for the remaining period of the five year period provided for by this Section 6.06(c). In no event shall First Defiance be required to expend more than 150% of the annual amount expended by Pavilion and Lenawee for 2007 to maintain or procure the coverage described in this Section 6.06(c) (such limitation referred to as the "Insurance Amount"), provided that First Defiance shall obtain as much comparable insurance as is available for the Insurance Amount.  If First Defiance does not advise Pavilion in writing prior to the receipt of the last of the approvals referenced in Section 3.04(b) of this Agreement, that it has procured the coverage required by this Section 6.06(c) (and, if applicable, made the undertakings required by this Section 6.06(c)), Pavilion shall be permitted, in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

(d)           This Section 6.06 is for the benefit of each Indemnified Person and shall be enforceable by each such Indemnified Person.

(e)           If First Defiance or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of First Defiance or surviving entity, as the case may be, shall assume all of the obligations of First Defiance set forth in this Section 6.06.

6.07.       Delivery of and Access to Information.

(a)           Upon request by Pavilion, First Defiance shall furnish to Pavilion promptly after receipt of such request, a copy of the following: (i) any reports, proxy statements

Exhibit 2

or other communications by First Defiance to its shareholders, (ii) any press releases relating to any transactions and (iii) any filings made with the SEC.

(b)           First Defiance and its subsidiaries shall afford to Pavilion and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, First Defiance and its subsidiaries shall make available to Pavilion upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Pavilion may reasonably request, provided that Pavilion shall not unreasonably interfere with the business operations of First Defiance or First Federal and either First Defiance or First Federal may, in its discretion, limit the access of Pavilion to the employees of First Defiance or First Federal whose work product First Defiance or First Federal wishes to keep confidential.

6.08.       Operation of Business. First Defiance covenants to Pavilion that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that Pavilion shall otherwise consent in writing, neither First Defiance nor any of its subsidiaries will become bound by, enter into, or perform any contract, commitment or transaction, or otherwise take any action, that would be reasonably likely to (A) impair in any material respect the ability of First Defiance or any of its subsidiaries to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

ARTICLE SEVEN
FURTHER OBLIGATIONS OF THE PARTIES

7.01.       Cooperative Action.  Subject to the terms and conditions of this Agreement, each of Pavilion and First Defiance agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Pavilion (“Pavilion’s Counsel”) and counsel for First Defiance (“First Defiance’s Counsel”), to satisfy all legal requirements of the States of Ohio and Michigan and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

7.02.       Press Releases.  Neither First Defiance nor Pavilion shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public

Exhibit 2

announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

7.03.       Proxy/Prospectus; Registration Statement

(a)           As promptly as reasonably practical following the date hereof, Pavilion and First Defiance shall prepare mutually acceptable proxy and prospectus material that will constitute the proxy statement/prospectus (including all amendments or supplements thereto, the “Proxy/Prospectus”) relating to the matters to be submitted to the Pavilion shareholders for the Pavilion Meeting, and First Defiance shall file with the SEC a registration statement with respect to the issuance of First Defiance Shares in the Corporate Merger (such registration statement, which shall include the Proxy/Prospectus and all amendments or supplements thereto, the “Registration Statement”).  Each of Pavilion and First Defiance agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  First Defiance also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Pavilion agrees to promptly furnish to First Defiance all information concerning Pavilion, the Subsidiaries and the Officers, Directors and shareholders of Pavilion as First Defiance reasonably may request in connection with the foregoing.  Each of Pavilion and First Defiance shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), mailing the Proxy/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Pavilion and First Defiance, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.

(b)           Each of Pavilion and First Defiance agrees that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, as of the date such Proxy/Prospectus is mailed to shareholders of Pavilion and up to and including the date of Pavilion Meeting to which such Proxy/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading.

Exhibit 2

(c)           Each of Pavilion and First Defiance agrees to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement if it obtains knowledge prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading.

(d)           First Defiance agrees to advise Pavilion, promptly after First Defiance receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Defiance Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04.       Regulatory Applications.  As promptly as reasonably practicable following the date of this Agreement, First Defiance will prepare and cause to be filed at its expense such applications and other documents with the Regulatory Authorities and Governmental Authorities as are required to secure the requisite approval to the consummation of the transactions provided for in this Agreement.  Pavilion agrees that it will, as promptly as practicable after request and at its own expense, provide First Defiance with all information and documents concerning Pavilion and the Subsidiaries as shall be required in connection with preparing any applications, registration statements and other documents that are to be prepared and filed by First Defiance and in connection with regulatory approvals required to be obtained by First Defiance hereunder.

7.05.       Confidentiality.  The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the “Information”) and agree to hold and keep the same confidential.  Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents.  Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction, except as may be required by applicable laws.  The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.  Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

Exhibit 2

7.06.       Non-Solicitation.  First Defiance agrees that, if this Agreement is terminated pursuant to Article Ten, neither it nor any of its subsidiaries will, for a period of three consecutive years beginning on the effective date of the termination, directly or indirectly solicit any employee of Pavilion or any Subsidiary to leave the employment of Pavilion or such Subsidiary; provided, however, that this covenant shall not prevent First Defiance or any of its subsidiaries from continuing its general employee recruitment efforts in accordance with their past practices.

ARTICLE EIGHT
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01.       Conditions to the Obligations of First Defiance.  The obligations of First Defiance under this Agreement shall be subject to the satisfaction, or written waiver by First Defiance prior to the Closing Date, of each of the following conditions precedent:

(a)           The representations and warranties of Pavilion set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, and (ii) that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and First Defiance shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of Pavilion and Lenawee to such effect.

(b)           Pavilion shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and First Defiance shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Pavilion to such effect.

(c)           Pavilion shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on First Defiance on a consolidated basis.

8.02.       Conditions to the Obligations of Pavilion.  The obligations of Pavilion under this Agreement shall be subject to satisfaction, or written waiver by Pavilion prior to the Closing Date, of each of the following conditions precedent:

(a)           The representations and warranties of First Defiance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, and (ii) that

Exhibit 2

those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Pavilion shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of First Defiance and First Federal to such effect.

(b)           First Defiance shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and Pavilion shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of First Defiance and First Federal to such effect.

(c)           First Defiance shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on First Defiance on a consolidated basis.

(d)           Pavilion shall have received from Pavilion’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the Pavilion shareholders in connection with the Corporate Merger pursuant to this Agreement is fair to the Pavilion shareholders, from a financial point of view.

(e)           If the Aggregate Share Consideration would be less than 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration, First Defiance shall have increased the Exchange Ratio, pursuant to Section 2.05(b), so that the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration.

8.03.       Mutual Conditions.  The obligations of Pavilion and First Defiance under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

(a)           The shareholders of Pavilion shall have duly approved this Agreement by the required vote.

(b)           All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the

Exhibit 2

Effective Time on the present or prospective consolidated financial condition, business or operating results of the First Defiance on a consolidated basis.

(c)           No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect.  No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.

(d)           The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e)           Each of First Defiance and Pavilion shall have received the written opinion of First Defiance’s Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.  In rendering its opinion, First Defiance’s Counsel will require and rely upon customary representations contained in letters from First Defiance and Pavilion that First Defiance’s Counsel reasonably deems relevant.

ARTICLE NINE
CLOSING

9.01.       Closing.  The closing of the Corporate Merger pursuant to this Agreement (the “Closing”) shall take place at a date and time designated by First Defiance based on the scheduling of the data processing conversion as soon as practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied.  Notwithstanding the foregoing, if the Closing has not occurred within 30 days after the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(d) have been satisfied, then the Closing shall occur on the date specified by Pavilion upon at least ten Business Days’ (as defined below) written notice to First Defiance.  The date of the Closing is sometimes herein called the “Closing Date.”

9.02.       Closing Deliveries Required of First Defiance.  At the Closing, First Defiance and First Federal shall cause all of the following to be delivered to Pavilion:

(a)           The certificate of First Defiance contemplated by Section 8.02(a) and (b) of this Agreement.

(b)           Copies of all resolutions adopted by the directors of First Defiance, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of First Defiance dated as of the Closing Date, and certifying (i) the date and manner of adoption of each

Exhibit 2

such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

9.03.       Closing Deliveries Required of Pavilion.  At the Closing, Pavilion shall cause all of the following to be delivered to First Defiance:

(a)           The certificate of Pavilion contemplated by Sections 8.01(a) and (b) of this Agreement.

(b)           Copies of all resolutions adopted by the directors and the shareholders of Pavilion approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Pavilion, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c)           A written agreement from each Rule 145 Affiliate identified by Pavilion pursuant to Section 5.05 in which such Rule 145 Affiliate confirms that the First Defiance Shares received by such Rule 145 Affiliate pursuant to the Corporate Merger will be transferable only in accordance with Rule 145 of the Securities Act.

(d)           A properly executed statement of Pavilion satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to First Defiance.

ARTICLE TEN
TERMINATION

10.01.    Termination.  This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of Pavilion:

(a)           By mutual written agreement of Pavilion and First Defiance duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)           By either Pavilion or First Defiance upon written notification to the non-terminating party:

(i)           at any time after June 30, 2008, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party;

(ii)           if any event occurs which, in the reasonable opinion of either First Defiance or Pavilion, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement; or

Exhibit 2

(iii)           if, in compliance with the provisions of Section 5.03 of this Agreement, Pavilion executes a definitive agreement in connection with, or closes, an Acquisition Transaction;

(c)           By Pavilion upon written notice to First Defiance if any event occurs which, in the reasonable opinion of Pavilion, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement;

(d)           By Pavilion upon written notice to First Defiance if, pursuant to Section 2.05(b), First Defiance, in its sole discretion, does not increase the Exchange Ratio to preserve the status of the Corporate Merger as a tax-free reorganization;

(e)           By Pavilion if the Board of Directors of Pavilion reasonably determines in good faith after consultation with Pavilion’s Financial Advisor and upon the written advice of Pavilion’s counsel, that the failure to agree to or endorse an Acquisition Transaction and terminate this Agreement could be expected to constitute a breach of its fiduciary duties to the shareholders of Pavilion;

(f)           By First Defiance upon written notice to Pavilion if any event occurs which, in the reasonable opinion of First Defiance, would preclude satisfaction of any of the conditions set forth in Section 8.01 of this Agreement;

(g)           By First Defiance if the cost to perform any environmental remediation activities set forth in Section 5.13 is expected to exceed $750,000, in the aggregate.

(h)           by Pavilion at any time during the five calendar day period commencing on the Determination Date, if both of the following conditions are satisfied:  (i) the Average Closing Price shall be less than $22.08 and (ii) (A) the quotient obtained by dividing the Average Closing Price by $26.77 (the “First Defiance Ratio”) shall be less than (B) the Index Ratio minus 0.175.

Subject to the following:

(1)           Pavilion must give written notice of its election to terminate this Agreement pursuant to this Section 10.01(h) to First Defiance, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;

(2)           during the five-day period commencing upon First Defiance’s receipt of such notice, First Defiance shall have the option of paying additional consideration, at First Defiance’s election, in either the form of First Defiance Shares, cash or a combination thereof (the “Additional Consideration”) in compliance with the following sentence. Specifically, First Defiance shall pay such Additional Consideration so that the value of the Per Share Stock Consideration together with the Additional Consideration (whether in cash or shares) shall be valued at an amount which is no less than the lesser of:  (i)  the product of $22.08 multiplied by the Exchange Ratio, or (ii) the product of the Index Ratio, multiplied by $26.77, multiplied by the Exchange Ratio; and

Exhibit 2

(3)           the election contemplated by clause (2) of this Section 10.01(h) shall be made by First Defiance giving notice to Pavilion of such election and the form and amount of the Additional Consideration, whereupon no termination shall be deemed to have occurred pursuant to this 10.01(h), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so adjusted), and any references in this Agreement to “Per Share Cash Consideration” or “Per Share Stock Consideration” shall thereafter be deemed to refer to the adjusted amount pursuant to this Section 10.01(h).

For purposes of this Section 10.01(h), the following terms shall have the following meanings:

“Average Closing Price” shall mean the average closing price per share of First Defiance Shares on the Nasdaq Global Market for the twenty trading days ending on the last trading date prior to the Determination Date.

“Determination Date” shall mean the tenth calendar day preceding the Closing Date (the tenth day to be determined by counting the day preceding the Closing Date as the first day).

“Index Group” shall mean the sixteen holding companies listed below (each a “Peer Company”).  In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) after the Starting Date and prior to the Determination Date, any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price.  The Peer Companies and the percentage weighting attributed to each of them are as follows:

Peer Company	Percentage Weightings
Camco Financial Corporation (CAFI)	3.1%
CFS Bancorp, Inc. (CITZ)	4.9%
Citizens First Bancorp, Inc. (CTZN)	4.7%
Dearborn Bancorp, Inc. (DEAR)	3.5%
First Financial Corporation (THFF)	13.2%
Firstbank Corporation (FBMI)	3.9%
German American Bancorp, Inc. (GABC)	4.6%
Horizon Bancorp (HBNC)	2.7%
Lakeland Financial Corporation (LKFN)	9.3%

Exhibit 2

LNB Bancorp, Inc. (LNBB)	3.4%
Macatawa Bank Corporation (MCBC)	7.7%
MainSource Financial Group, Inc. (MSFG)	10.8%
MBT Financial Corp. (MBTF)	6.2%
Mercantile Bank Corporation (MBWM)	5.8%
Peoples Bancorp Inc. (PEBO)	9.0%
United Community Financial Corp. (UCFC)	7.2%

100.0%

“Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s percent weighting listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the twenty trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

“Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.

“Starting Date” shall mean the date of this Agreement.

10.02. Effect of Termination.  If this Agreement is validly terminated by either Pavilion or First Defiance pursuant to Section 10.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Pavilion or First Defiance except that (i) the provisions of Sections 7.05, 7.06 and 11.07 and this Article Ten will continue to apply following any such termination, and (ii) except as set forth in Section 10.04, nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

10.03.  Termination Fee.  In the event Pavilion executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after this Agreement is terminated pursuant to Section 10.01(e) until the expiration of twelve months from the date of such termination, Pavilion shall pay to First Defiance in immediately available funds the sum of $2,000,000 within five calendar days after the earlier of such execution or closing.

10.04.  Force Majeure.  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.

Exhibit 2

ARTICLE ELEVEN
MISCELLANEOUS

11.01.     Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.  All notices thereunder shall be delivered to the following addresses:

If to Pavilion, to:

Pavilion Bancorp, Inc.
135 East Maumee Street
Adrian, Michigan 49221
Attn:  Richard J. DeVries, President and Chief Executive Officer
Fax:  517-265-4485

With a copy to:

Kimberly Baber, Esq.
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge St., NW, Suite 1700
Grand Rapids, Michigan 49504
Fax:  616-336-7000

If to First Defiance, to:

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio  43512
Attn: William J. Small, Chairman, President and Chief Executive Officer
Fax: (419) 782-5145

With a copy to:

Terri R. Abare, Esq.
Vorys, Sater, Seymour and Pease LLP
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, Ohio  45202
Fax:  (513) 852-7810

Any party to this Agreement may, by notice given in accordance with this Section 11.01, designate a new address for notices, requests, demands and other communications

Exhibit 2

to such party.  As used in this Agreement, “Business Day” means any day other than a day on which Nasdaq is closed.

11.02.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

11.03.     Entire Agreement.  This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

11.04.     Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

11.05.     Captions.  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

11.06.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

11.07.     Payment of Fees and Expenses.  Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein.  All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by First Defiance.  The foregoing notwithstanding, in no event shall the Per Share Merger Consideration be adjusted for any expenses associated with the transactions contemplated by this Agreement, including (but not limited to) investment banking fees, legal fees, accounting fees, and any change of control agreement payments related to such transactions.

11.08.     Amendment.  From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, except that after the Pavilion Meeting, this Agreement may not be amended if it would violate the MBCA.

11.09.     Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Exhibit 2

11.10.     No Third-Party Rights.  Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11.     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12.     Non-Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of First Defiance and Pavilion set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Two, Article Six, Article Seven and this Article Eleven); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Pavilion or First Defiance.

11.13.     Materiality.  As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the financial condition, businesses, or results of operations of such entity and its subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement.  Notwithstanding the foregoing, the impact of the following shall not be included in any determination of materiality or the existence of a material adverse effect: (a) changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, (b) change in laws, rules or regulations, or interpretations thereof, (c) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party, (d) changes in economic conditions generally affecting financial institutions and their holding companies, and (e) reasonable fees and expenses incurred in connection with this Agreement and which are incurred or paid without violation of the representations, warranties or covenants set forth in this Agreement.

Exhibit 2

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of First Defiance and Pavilion to be effective as of the date set forth in the first paragraph above.

ATTEST:	FIRST DEFIANCE FINANCIAL CORP.

/s/ John W. Boesling	By:	/s/ William J. Small
John W. Boesling, Secretary		William J. Small, Chairman of the Board

ATTEST:	PAVILION BANCORP, INC.

/s/ Eileen Loveland	By:	/s/ Richard DeVries
Eileen Loveland, Secretary		Richard DeVries, President and CEO

Exhibit 2

EXHIBIT A

Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into this _____ day of ________, 2007, between the undersigned shareholder (the “Shareholder”) of Pavilion Bancorp, Inc., a Michigan corporation (“Pavilion”), and First Defiance Financial Corp., an Ohio corporation (“First Defiance”).

RECITALS

A.           The Shareholder owns or has the power to vote, other than in a fiduciary capacity, _______ common shares, without par value, of Pavilion (together with all other shares of Pavilion that the Shareholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).

B.           Pavilion has entered into an Agreement and Plan of Merger by and between First Defiance and Pavilion of even date herewith (the “Merger Agreement”).

C.           Under the terms of the Merger Agreement, Pavilion has agreed to call a meeting of its shareholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the “Pavilion Meeting”).

D.           The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain shareholders of Pavilion, including the Shareholder, agree to vote their shares of Pavilion in favor of the adoption of the Merger Agreement.

AGREEMENT

Accordingly, the parties hereto agree as follows:

1.           Agreement to Vote.  The Shareholder agrees, subject to Section 2 below, to vote the Shares as follows:

(a)           in favor of the adoption of the Merger Agreement;

(b)           against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Pavilion or the purchase of all or a substantial portion of the assets of Pavilion by any person or entity other than First Defiance or an affiliate of First Defiance; and

(c)           against any other transaction which is inconsistent with the obligations of Pavilion under the Merger Agreement.

Exhibit 2

2.           Limitation on Voting Power.  It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder’s capacity as a director or officer of Pavilion with respect to any matter, including but not limited to, the management or operation of Pavilion.

3.           Termination.  This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Ten of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Shareholder.

4.           Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents and warrants to First Defiance that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally.  The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of First Defiance, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote the Shares or which would be inconsistent with this Agreement.  Notwithstanding the foregoing, the Shareholder may transfer all or a portion of the Shares to an immediate family member, but only if the transferee executes an identical Voting Agreement.

5.           Specific Performance.  The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that First Defiance shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief.  This provision is without prejudice to any other rights that First Defiance may have against the Shareholder for any failure to perform his obligations under this Agreement.

6.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to any of its conflict of laws principles.

7.           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

Exhibit 2

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

SHAREHOLDER	FIRST DEFIANCE FINANCIAL
CORP.

By:

Name:
Print Name:	Title: